Exhibit 10.7

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) by and between Basell USA Inc. (the “Company”), and Alan S. Bigman (the “Executive”), each a “Party” and collectively the “Parties,” is made effective as of August 1, 2009 (the “Effective Date”).

In consideration of the mutual promises, terms, covenants and conditions in this Agreement and the performance of each, the Parties agree as follows:

1. Resignation from Current Positions. Simultaneous with his execution of this Agreement and effective as of the Effective Date, Executive shall deliver to the Company an executed letter of resignation from the Company and its subsidiaries and affiliates (the “LyondellBasell Group”) in care of the Supervisory Board of LyondellBasell Industries AF S.C.A. in the form attached as Exhibit A hereto.

2. New Position. During the Term (as defined herein), Executive will be employed by the Company as its Senior Advisor and, in such position, shall report to, and perform the duties as assigned from time to time by, the Chief Executive Officer and/or the Chief Restructuring Officer of the LyondellBasell Group in supporting finance and legal work streams related to the restructuring of the LyondellBasell Group under Chapter 11 of the United States Bankruptcy Code. Executive's employment with the Company shall terminate on the last day of the Term (“Termination Date”).

3. Term. The term of this Agreement shall begin on the Effective Date and shall expire on March 31, 2010, unless earlier terminated by (i) Executive for any reason or no reason upon not less than fourteen (14) days written notice or (ii) by the Company for cause (the “Term”). For purposes of this Agreement, “cause” means a determination by the Company that Executive has failed to act in furtherance of the legitimate business interests of the Company, as follows: (i) willful failure or refusal to timely perform the material duties of Executive’s employment (other than by reason of a physical or mental illness or impairment) hereunder, provided that Executive received written notice thereof and failed to cure such conduct within five (5) days, if such neglect, failure or refusal is capable of being cured, or Executive’s gross negligence in the performance of his material duties hereunder; (ii) conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude; or (iii) conduct by Executive involving significant conflict of interest relative to the Company that has not been previously disclosed to the Company in writing and that is materially injurious to the Company, or misappropriation of any money or other assets or properties of the Company or any other party with which the Company does business. Executive shall be notified in writing of any termination of his employment by the Company for cause pursuant to this paragraph, which notice shall indicate the specific “cause” provision in this Agreement relied upon by the Company and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

4. Compensation & Business Expenses. During the Term, the Company shall pay base compensation to Executive as follows: (i) from the Effective Date through September 30, 2009, at the same rate of base compensation and according to the same pay schedule that was in effect on July 31, 2009, and (ii) beginning on October 1, 2009 and through the Termination Date, at the rate of Thirty-Four Thousand Dollars ($34,000) per month and according to the same pay schedule that was applicable to Executive on July 31, 2009. In addition to the foregoing amounts, Executive shall also be eligible to receive a pro-rated short-term incentive (“STI”) bonus in respect of the 2009 calendar year pursuant to the Company’s STI Plan and based on Executive’s rate of compensation in effect on July 31,2009. Pursuant to the STI Plan, the Company performance component shall be calculated based on the Company Scorecard and the individual performance component shall be calculated as 100%. The STI bonus for 2009 shall be pro-rated to reflect the number of calendar days from January 1, 2009 through September

30, 2009 and shall be paid not later than March 15,2010, provided that Executive’s employment with the Company is not terminated by the Company for cause, or by Executive without good reason, on or before September 30,2009 (in which case Executive shall not be entitled to any STI bonus for 2009). Executive agrees and acknowledges that he will not be eligible to receive an STI plan bonus with respect to his employment on or after the period beginning on October 1, 2009. In addition, during the Term, Company shall reimburse Executive for all reasonable out-of-pocket expenses according to the Company’s standard policies, practices and procedures as customarily applied to executives. For purposes of this Agreement, “good reason” means a material breach of this Agreement by the Company that is not cured within thirty (30) days after receipt of notice of the alleged breach.

5. Severance Benefits. Upon the Termination Date, Executive shall be entitled to receive (i) any unpaid base compensation accrued through the Termination Date, and (ii) any umeimbursed out-of-pocket expenses properly incurred on or before the Termination Date. In addition, so long as Executive’s employment with the Company is not terminated by the Company for cause, or by Executive without good reason, on or before March 31, 2010, Executive shall be entitled to receive payment (the “Severance Allowance”) in an amount equal to fourteen (14) weeks’ pay, i.e., One Hundred Nine Thousand Eight Hundred Forty-Six Dollars and Fifteen Cents ($109,846.15) under the Lyondell Chemical Company Special Termination Plan (the “Severance Plan”), which amount shall be payable in accordance with the applicable terms of the Severance Plan as to the time and form of payment of the Severance Allowance thereunder; provided that Executive executes and delivers to the Company the form of release and waiver (the “Release”) attached as Exhibit B hereto not more than forty-five (45) days following the Termination Date. For the avoidance of doubt, Executive is under no obligation to sign the Release unless Executive opts to receive the Severance Allowance,

6. Indemnification. During the Term, Company shall provide to Executive the same rights to indemnification, and advancement of expenses, under the Company’s certificate of incorporation or by-laws as other officers of the Company.

7. Other Agreements. Nothing in this Agreement is intended (i) to exclude or limit Executive’s participation in other benefit agreements or programs in which Executive currently participates (other than the STI Plan as set forth herein) or may participate including, without limitation, group welfare benefit plans, qualified pension and savings plans or other benefits which are available to employees generally, or (ii) to preclude or limit other benefits as may be authorized by the Company from time to time; provided, however, that Executive shall not be granted any award under or otherwise participate in any mid-term or long-term incentive plan of the Company after the Effective Date except as set forth in Section 8.

8. Construction. This Agreement contains the entire agreement between the Parties concerning the subject matter covered herein and supersedes all prior agreements, whether written or oral, with respect thereto. This Agreement may not be altered, amended, modified, superseded, supplemented, cancelled, or discharged except by a written instrument executed by Executive and an authorized representative of the Company. Nothing in this Agreement shall be construed to alter, amend or supersede any provision of any policies of the Company or the LyondellBasell Group applicable to employees, which Executive hereby acknowledges he shall continue to be bound by, or (i) that certain agreement between Executive and LyondelIBasell Industries Holdings B.Y. dated February 26, 2009, (ii) any payments, awards or interests related to the LyondeliBasell Industries AF S.C.A. Long-Term Incentive Plan, (iii) any payments, awards, or interests earned and accrued on or before January I, 2008 relating to the Basell Medium Term Incentive (“MTI”) Plan, and with regard to such MTI Plan, Executive shall be designated as a “Good Leaver” for all purposes thereof unless terminated for cause as defined herein, and (iv) confidentiality agreements, which shall survive in accordance with their terms).

2

9. Successors. Executive’s rights under this Agreement are personal 10 Executive and shall not be assignable by Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

10. Taxes. Any payment or delivery required under this Agreement shall be subject to all legal requirements regarding tax withholding, filing, reporting and other obligations.

11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.

12. Notice. All notices, demands, requests or other communications which may be or are required to be given by any Party to any Party pursuant to this Agreement shall be sufficient if in writing, and if either personally delivered or sent by overnight mail or registered or certified mail, return receipt requested, to Executive’s counsel Farrell Fritz, P.C., at 1320 RXR Plaza, Uniondale, New York 11556-1320, Attention: Ted A. Berkowitz, Esq., with a copy to Executive’s efax number at 516.908.7873 (in the case of Executive), or to the principal office of the Company in care of its Chief Legal Officer (in the case of the Company).

13. Waivers. No waiver by either Party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

14. Counterparts. This Agreement may be executed III two or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

15. Captions. The captions of this Agreement are not pmt of the provisions and shall have no force or effect.

[Remainder of page intentionally left blank.]

3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Alan S. Bigman

BASELL USA INC.

By:
Name: Kevin McShea
Title: Chief Restructuring Officer

4

Exhibit A

August 1, 2009

Mr. Len Blavatnik

Chairman, Supervisory Board

LyondellBasell Industries AF S.C.A.

15-17, Avenue Gaston Diderich

L-1420 Luxembourg

Re:	Resignation

To:	The Supervisory Board

I hereby resign from all director, officer, fiduciary or other positions I hold (including committees on which I serve) with LyondellBasell Industries AF S.C.A., its subsidiaries and affiliates (the “LyondellBasell Group”), including, without limitation, my position as Executive Vice President and Chief Financial Officer of the LyondellBasell Group effective as of the 1st day of August, 2009.

Sincerely,

Alan S. Bigman

Exhibit B

RELEASE AND WAIVER

I, the undersigned employee, and Basell USA Inc. (the “Company”) agree as follows:

In exchange for this Release and Waiver (“Release”) and in satisfaction of the Company’s obligation under Section 5 of that certain Employment Agreement between the Company and me dated as of August 1,2009 (the “Employment Agreement”), I will receive a severance payment in installments equal to fourteen (14) weeks of pay, i.e., One Hundred Nine Thousand Eight Hundred Forty-Six Dollars and Fifteen Cents ($109,846.15), (“Severance Allowance”) provided all conditions, provisions and requirements are met within this Release. The Severance Allowance will be paid in installments equal to the amount I would have received each pay period had my employment continued, less applicable taxes and active garnishments, until the total Severance Allowance is paid. I recognize that I am not entitled to receive this Severance Allowance under any other Company plan, policy, and/or arrangement. The Severance Allowance is not otherwise due or owing to me under any existing company plan, policy, or contract. I further understand that my Severance Allowance is taxable income to me and that the Company may withhold any amount required by law. The Company is also authorized to offset any amount which I still owe the Company at my termination date from my Severance Allowance.

In exchange for the consideration listed above, I irrevocably and unconditionally release and discharge the Company, its predecessors, successors, divisions, subsidiaries, affiliates, joint venture partners or co-owners and any employees, agents, officers, and directors of any of the entities listed above and any insurers if applicable (“the Released Parties”) from all the known or unknown claims, liabilities, demands and causes of action (“Claims”) which I presently or at any time may have or claim to have against the Released Parties as a result of my employment with and termination from the Company. I acknowledge that I am releasing Claims that I know about as well as Claims I may not know about, but which have accrued as of the date I signed this release, and I understand the significance of releasing Claims I may have. I agree not to file any claim, complaint, charge, or lawsuit against any Released Party to assert these Claims.

This includes, but is not limited to, Claims under the Workers Adjustment Retraining Notification Act (“WARN”), which requires advanced notice of certain work force reductions; the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866 and Executive Order 11246, which prohibit discrimination based on race, sex, color, national origin, or religion, each of the foregoing as amended by the Civil Rights Act of 1991; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the American with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; Section 510 of the Employee Retirement Income Security Act, which prohibits discrimination for exercising rights to benefits under employee benefit plans; claims under the Family & Medical Leave Act; claims under the Texas Commission on Human Rights Act; claims under Sarbanes-Oxley Act of 2002; claims under the Texas Payday Act; claims under the common law (including, but not limited to, claims of termination or discrimination for refusing to commit an illegal act); claims under any Workers Compensation Act; or claims arising under federal, state, or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on the Company’s right to terminate its employees, including, but not limited to contract, tort or emotional distress claims. I acknowledge I am receiving sufficient and additional consideration in exchange for the Release contained herein.

Notwithstanding the foregoing Release, I reserve all claims for prepetition or post-petition wages and/or other claims arising under the Company’s benefit plans, which are owed to me by the Company (or any affiliate) and it is expressly agreed by the Company that I shall be entitled to file a proof of claim or administrative expense for such sums in the chapter 11 cases of Lyondell Chemical Company et aI., Case No. 09-10023, which are currently pending in the United States Bankruptcy Court for the Southern District of New York. The Company expressly reserves its right to object to any such claim on any valid grounds except that the Company shall not object to such claim on the basis that it is released hereunder.

In further consideration of the Severance Allowance listed above, I agree to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including, without limitation, attorney fees incurred by the Company arising out of any breach (by me) of this Release. Furthermore, if I breach this Release, I agree to immediately return and/or refund all monies previously paid by the Company hereunder and that the Company will thereafter have no further obligation to me.

I agree to comply with all the continuing provisions of the Confidentiality Agreement(s) executed by me at the beginning of and/or during my term of employment with the Company. Failure to comply with the continuing provisions of the Confidentiality Agreement(s) shall entitle the Company to the remedies contained in the Confidentiality Agreement(s).

I agree that if I become re-employed by the Company or any of its affiliated companies, or any partner in or co-owner of an affiliated company on a regular, full-time basis within twelve months of my termination date, I shall repay the Company one-half of the Severance Allowance paid to me.

I acknowledge that, before signing this Release, I was given 45 days to consider it and the Company advised me to discuss this Release with my lawyer. I also acknowledge that I carefully read and considered this Release, I fully understand and agree that I am entering into this Release voluntarily. I also understand that I have seven days from the date I signed this Release to revoke it and that I will not be eligible for any payment under Section 5 of the Employment Agreement until the Release is signed and this seven day revocation period has passed. Finally, I understand that payment of my Severance Allowance will begin within 30 days after termination of my employment, or within 30 days after this Release becomes final (7 day revocation period expires), whichever comes later.

This Release and the Employment Agreement set forth the entire agreement between the Company and me. I acknowledge that I have not relied upon any written or oral representation or statement which is not set forth in this Release. If any provision of this Release is found to be unenforceable, all other provisions of this Release will remain fully enforceable. This release binds my heirs, administrators, representatives, executors, successors, and assigns and will inure to the benefit of the Released Parties, and their successors and assigns.

B - 2

Employee Name (Last, First, Ml)	Social Security Number

Employee Signature	Date

Witness Signature	Date

Witness Printed Name

B - 3